                                                                   EXHIBIT 10.14



                           SUPPLEMENTAL PENSION PLAN
                                 OF TEXACO INC.


        The Supplemental Pension Plan of Texaco Inc. ("Supplement 1"), adopted by Resolution of the Board of Directors dated June 26, 1975, is established and maintained by Texaco Inc. (the "Company") for the purpose of providing benefits to certain management or highly compensated employees of Texaco Inc., its subsidiaries and affiliates (collectively the "Affiliated Group") who participate in or have participated in a qualified retirement plan either within or outside of the United States ("Qualified Plan(s)"), such as the Retirement Plan of Texaco Inc. (the "Retirement Plan") or the Thrift Plan of Texaco Inc. (the "Thrift Plan"), but whose benefits under such Qualified Plan have been limited, as described herein, by governmental legislation, regulation, administrative or judicial decisions and interpretations or any other jurisdictional limitation imposed on such Qualified Plan which the Company specifically decides to supplement through this Supplement 1.

        The terms and provisions of Supplement 1 are set forth below.

                             ARTICLE I - DEFINITIONS

1.1 "Affiliated Group" means Texaco Inc. and its subsidiaries and affiliates, as designated by the Plan Administrator to participate in Supplement 1. Subsidiary shall mean any company or business entity in which more than 50% of the voting stock, capital interest or profit-share is directly or indirectly owned or controlled by the Company. Affiliated Company shall mean any company or




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

        business entity in which at least 10% but no more than 50% of the voting stock, capital interest, or profit-share is owned directly or indirectly by the Company.

1.2 "Board" means the Board of Directors of Texaco Inc. or such Committee or individual as designated by the Board.

1.3 "Code" means the Internal Revenue Code of 1986 as amended from time to time and any Treasury Regulation or pronouncements relating thereto.

1.4 "Company" means Texaco Inc., a Delaware corporation, or any successor corporation or other entity resulting from a merger or consolidation into or with the Company, or a transfer or sale of substantially all of the assets of the Company.

1.5 "Employee" means a person who is an employee of a member of the Affiliated Group.

1.6 "ERISA" means the Employee Retirement Security Act of 1974, as amended from time to time.

1.7 "Normal Retirement Date" and "Optional Early Retirement Date" have the same meaning as those terms do under the Retirement Plan of Texaco Inc. (or any successor or replacement qualified defined benefit plan).



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

1.8 "Participant" means certain management or key employees of the Affiliated Group who is a participant in Supplement 1 as set forth In
        Article 2 herein or such employee's spouse or designated beneficiary.

1.9 "Plan Administrator" means the person holding the position designated by the Company to act in the capacity of Plan Administrator of Supplement 1.

1.10 "Qualified Plans" mean the Retirement Plan and the Thrift Plan or any similar type plan, either within or outside the United States, the benefits of which the Company decides to supplement hereunder. Exhibit A contains a list of such non-US plans which, in addition to the Retirement Plan and the Thrift Plan, come within this definition.

1.11 "Retirement" when used herein means the benefit payable to a Participant by reason of the Participant's retirement with a member of the Affiliated Group pursuant to a Pension Plan maintained by a member of the Affiliated Group.

1.12 "Retirement Plan" means the Retirement Plan of Texaco Inc., a qualified defined benefit plan under the Code established September 1, 1982 (as a successor plan to The Group Pension Plan of Texaco Inc.), as amended from time to time, and each successor or replacement defined benefit plan.

1.13 "Retirement Plan Benefit" means the benefit payable to a Participant pursuant to the terms of the Retirement Plan of Texaco Inc. by reason of the Participant's Retirement with a member of the Affiliated Group.



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

1.14    "Supplement 1" means the Supplemental Pension Plan of Texaco Inc.

1.15 "Supplement 1 Benefit" means the benefit payable to a Participant or a Participant's account under Supplement 1.

1.16    "Supplement 1 Retirement Benefit" means the benefit as described in
        Section 3.1.

1.17    "Supplement 1 Thrift Benefit" means the benefit as described in Section
        3.3.

1.18 "Thrift Plan" means The Employees Thrift Plan of Texaco Inc., a qualified defined contribution plan under the Code established September 1, 1982 (as a successor plan to The Employees Savings Plan of Texaco Inc.) as amended from time to time, and each successor or replacement defined contribution plan.

1.19 "Thrift Plan Benefit" means the benefit to which a Participant is entitled pursuant to the terms of The Employees Thrift Plan of Texaco Inc.



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

                   ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1 An Employee shall be eligible to participate in Supplement 1 if (a) the Employee is a member of a select group of management or highly compensated employees under Sections 201, 301 and 401 of ERISA; (b) such Employee is eligible to participate in a Qualified Plan designated by the Company to be eligible for supplementation; and (c) such Employee's Qualified Plan benefit is (1) reduced by reason of the application of the limitations on benefits imposed by application of either Section 415 or Section 401(a)(17) of the Code or (2) any other similar limitation on the level of contributions or benefits to qualified plans imposed by any competent jurisdiction.

2.2 Each Employee determined to be eligible to participate in Supplement 1 shall be notified in a writing which shall also set forth the rights, privileges and duties of plan participation. Each Participant shall receive an annual statement of account specifying the benefits, or a reasonable estimate of the benefits, which such Participant has accrued under Supplement 1.

2.3 Supplement 1 may be utilized, at the Company's sole discretion, to supplement similar Qualified Plan benefits (See Exhibit A) which are otherwise limited by the laws or regulations of jurisdictions outside the United States, as described in Article VIII.



                      ARTICLE III -- SUPPLEMENT 1 BENEFITS



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

3.1 A Participant's Supplement 1 Retirement Benefit shall be computed using the same three basic elements (a) "Benefit Service", (b) "Final Average Pay" and (c) "Estimated Primary Insurance Amount" as each is defined in the Retirement Plan. Except as provided below, in computing a Participant's Supplement 1 Retirement Benefit all factors, including, without limitation, early retirement discount factors, formulae, interest rates, years of service, actuarial equivalence and general computational mechanics are the same as those used under the Retirement Plan (including, without limitation, special rules relating to calculation of benefits after a Change of Control, as defined in the Company's Separation Pay Plan). However, "Final Average Pay" shall be determined without applying the limitations otherwise imposed by Code Sections 415 and 401(a)(17). The result is then reduced by (a) the Retirement Plan Benefit actually payable under the Retirement Plan, (b) other Qualified Plan benefits provided as the result of the Company's contributions, (c) any retirement-type income payments, such as discharge, liquidation, dismissal or severance allowance either payable under foreign law to which the Company has contributed or payable by the Company outside the United States for any other reason and (d) if applicable, the contributory charge payable under the Retirement Plan as described in Section 3.2. The balance, converted to a lump sum at the later of age 50 or Retirement, is the Supplement 1 Retirement Benefit, payable pursuant to Article VI.

3.2 In performing the Supplement 1 Retirement Benefit calculation prescribed in Section 3.1, a Participant will be deemed to have contributory service, as defined in the Retirement Plan, if either the Participant is a contributory member of the Retirement Plan for any given year or the Participant cannot contribute to the Retirement Plan in any year because of limitations imposed by

        Code Sections 415 or 401(a)(17), or any other similar limitations of a competent jurisdiction. Participants who do not have contributory service for any month or year will receive for that period a non-contributory Supplement 1 Benefit as computed in Section 3.1. In addition, a Participant receiving a contributory Supplement 1 Benefit shall have such benefit, as computed under Section 3.1, reduced by a contributory charge equal to the amount the Participant would have contributed to the Retirement Plan to obtain contributory service but for the Code limitations, plus interest, equal to the interest rate employed under the Retirement Plan for restoring forfeited pension benefits, on such amounts, calculated from the end of the plan year the amounts would have been contributed.

3.3 The Supplement 1 Thrift Benefit consists of two parts (a) the "Employer Matching Contribution", and (b) the "401(k) Make-Up Contribution," as described in Sections 3.4 and 3.5.

3.4 If a Participant (i) either contributes the minimum employee contribution amount to the Thrift Plan, or is prevented from so contributing because of limitations imposed by Code Sections 415 or 401(a)(17) and (ii) is otherwise unable to receive the full employer contribution amount under the Thrift Plan because of the limitations imposed by Code Sections 415 and 401(a)(17), or any other similar limitation imposed by a competent jurisdiction, such Participant is entitled to an employer matching contribution under the Supplement 1 Thrift Benefit. The Supplement 1 employer matching contribution shall be the total employer contribution which would have been made to the Thrift Plan without application of the limitation(s) imposed, less the employer contribution actually made to the Thrift Plan. The Supplement 1 Employer Matching Contribution shall be made as a notional employer contribution in the same form as it would have been made in the

        Thrift Plan and shall be tracked with any earnings thereon in a hypothetical account maintained by the Company or the Company's designated agent.

3.5 If a Participant, because of limitations imposed by Code Section 415 or 401(a)(17), or any other similar limitation of a competent jurisdiction, cannot make pre-tax employee contributions up to the statutory limit under Code Section 402(g), the Company shall calculate a "401(k) Make-up Contribution." The "401(k) Make-up Contribution" shall equal (a) the amount such Participant could have contributed to the Thrift Plan on a pre-tax basis up to the Code Section 402(g) annual limit but for such limitation(s), less (b) the amount actually contributed to the Thrift Plan on a pre-tax basis, multiplied by (c) the sum of the Participant's marginal Federal tax rate (expressed as a percentage) and State tax rate (expressed as a percentage). The "401(k) Make-up Contribution" shall be made in the form of notional Company Common Stock and held together with notional dividends thereon in a hypothetical account maintained by the Company or the Company's designated agent. Notional dividends shall be reinvested in notional Company Common Stock. However, the Participant will not be entitled to a "401(k) Make-up Contribution" benefit if the Participant could achieve comparable results by deferring compensation under a Company-sponsored deferral plan.

3.6 Supplement 1 Benefits as calculated in this Article III shall be augmented upon distribution by a tax differential amount determined by the Plan Administrator reflecting the inability of nonqualified plan distributions to enjoy the same potential for continued tax deferral enjoyed by qualified plan distributions. The tax differential is solely meant to approximate the economic detriment of the loss of continued tax deferral between ages 65 and 70 1/2.



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

                              ARTICLE IV - VESTING

4.1 The Supplement 1 Retirement Benefit accrued prior to 1994 is fully vested with respect to each Participant who attained age 50 on or before January 1, 1994, except if such Participant is convicted of committing a crime against the Company or is dismissed for Just Cause, as defined in the Company's Separation Pay Plan. Supplement 1 Retirement Benefits accrued after 1993 by any Participant who attained age 50 on or before January 1, 1994 and Supplement 1 Retirement Benefits accrued by any Participant who had not attained age 50 on or before January 1, 1994 are subject to the forfeiture restrictions set forth in Article V. On the date prior to such Participant terminating service with the Affiliated Group, all Supplement 1 Retirement Benefits fully vest, unless the Participant violates the provisions of Article V of Supplement 1. Notwithstanding any other provision contained herein, all Supplement 1 Retirement Benefits fully vest on the day immediately prior to a Change of Control, as defined in the Company's Separation Pay Plan.

4.2 The Supplement 1 Thrift Benefit (the "Employer Matching Contribution" and the "401(k) Make-up Contribution") is immediately vested upon calculation of the benefit by the Company and establishment of the notional account. The Supplement 1 Thrift Benefit of Participants who retired prior to 1994 shall continue to be subject to the forfeiture restrictions set forth in Article V, except as such forfeiture restrictions may be removed at the Company's sole discretion. Notwithstanding any other provision contained herein, all Supplement 1 Thrift Benefits fully vest on the day immediately prior to a Change Of Control, as defined in the Company's Separation Pay Plan.



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

4.3 In the event of the death of a Participant before Retirement under the Retirement Plan but after becoming vested in the Retirement Plan, the Supplement 1 Retirement Benefit shall be calculated as though the Participant had retired on the first day of the month on or immediately prior to the date of death.

                       ARTICLE V - FORFEITURE RESTRICTIONS

5.1 Except with regard to benefits vested as a result of a Change of Control of the Company under Section 4.1, a Participant's benefits and vested rights under Supplement 1 may be forfeited and cancelled if the Participant engages in any of the following activities:

        If the Participant either (a) engages in or performs any services, whether on a full-time or part-time basis, or on a consulting or advisory basis for (i) any of the 100 largest oil and gas companies, ranked by assets, as determined by the annual Oil and Gas Journal listing of the largest oil and gas producing companies for the preceding year, (ii) any of the 100 leading non-U.S. oil and gas companies ranked by assets, as determined by the annual Oil & Gas Journal listing of the world's leading oil and gas producing companies for the preceding year,
        (iii) any of the following refining and marketing companies or their subsidiaries and affiliates: Ashland Inc., Citgo Petroleum Corp., Clark Oil Company, Crown Central Petroleum Corp., Diamond Shamrock Inc., Koch Industries, Inc., MAPCO Inc., Marathon Oil Company, Sinclair Oil Corp., Sun Company, Inc., Tosco Corp., Ultramar Inc., and Valero Energy Corporation, (iv) any agency, instrumentality or corporation controlled or owned by a foreign government, which agency, instrumentality or corporation is primarily in the business of exploring for, producing, refining, marketing, or transporting oil and gas or the primary products thereof, or (v) any organization, which alone or in concert with others, is subject to the reporting and disclosure requirements of the Securities Exchange Act of 1934, as amended,as a result of the acquisition of the Company's Common Stock; (b) transfers confidential business information concerning the Company of any type to a competitor for compensation; or
        (c) commits an act in the course of his or her employment with the Company for which he or she is convicted of intentionally and knowingly committing a crime against the Company under federal law or the law of the state in which such act occurred.

5.2 The Company may, in its sole discretion, elect to waive complete forfeiture under the circumstances described in this Article V.

5.3 The forfeiture restrictions outlined in this Article V shall become null and void on the date immediately preceding a Change of Control of the Company, as defined in the Company's Separation Pay Plan.

                           ARTICLE VI - DISTRIBUTIONS

6.1 The Supplement 1 Retirement Benefit, described in Sections 3.1 and 3.2, is payable in annual installments commencing the January of the calendar year following a Participant's commencement of benefits under the Qualified Plan over a period actuarially determined to be one-half of the Participant's life expectancy computed at the commencement of the installments. The Company may at its sole discretion approve a request for a different payment schedule made



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

        by a Participant or by a Participant's beneficiary. Interest at a rate set forth under the Employee Deferral Plan or such other rate as set by the Board shall be credited on any unpaid balance after commencement and paid annually along with each installment. In the case of a Participant's death prior to the commencement date of Supplement 3 Retirement Benefits, the benefit is payable in installments equal to one-half of the Participant's life expectancy measured on the date immediately preceding the Participant's death.

6.2 The Supplement 1 Thrift Benefit, described in Sections 3.3 through 3.5, is payable in annual installments commencing the January of the calendar year following a Participant's termination of employment over a period actuarially determined to be one-half of the Participant's life expectancy computed at the commencement of the installments. The Company may at its sole discretion approve a request for a different payment schedule made by a Participant or by a Participant's beneficiary. The Supplement 1 Thrift Benefit shall be paid in stock or cash at the Participant's election. If the Participant elects cash, the hypothetical account maintained by the Company for each Participant in notional Common Stock is valued on the day prior to the installment payment and the appropriate amount is converted into cash. The balance of the notional Common Stock undistributed shall continue to earn notional dividends, which shall be reinvested in notional Common Stock.

6.3 Notwithstanding anything to the contrary, the Company may, in its sole discretion, accelerate the payment of all benefits accrued under Supplement 1 in the event (a) the Company determines that they constitute de minimis amounts, (b) a Participant's death, disability, or termination of service, or (c) a change in law which may cause the benefits accrued hereunder to become taxable to any or all Participants. If the Company chooses to accelerate the benefit under this Section 6.3, the Company shall use the Retirement Plan interest rate and actuarial factors. In determining the present value of a lump sum benefit at age 50 for payment before age 50, the Company shall use the interest rate employed by the Retirement Plan in connection with the return of plan participant contributions. After a Change of Control, such rate shall be the rate in effect immediately prior to the Change of Control.

             ARTICLE VII -- QUALIFIED PLAN OUTSIDE THE UNITED STATES

7.1 The Company may, at its sole discretion, elect to include in this Supplement 1 Employees who have participated in Qualified Plans in jurisdictions outside the United States. Such arrangements shall be listed in Exhibit A to Supplement 1.

7.2 The Plan Administrator shall have full discretion to calculate comparable benefits under Section 7.1 consistent with the intent of Supplement 1 and compatible with the provisions outlined in Supplement
        1. In determining the Supplement 1 benefit, the Plan Administrator shall use the same practices and procedures employed herein wherever possible with respect to jurisdictions outside the United States. Where the same practice or procedure cannot be used, the Plan Administrator shall have the sole discretion to adopt a practice or procedure within the spirit as that which is employed hereunder. The Plan Administrator has sole discretion to develop a procedure determining the details of a comparable supplement with respect to Qualified Plans outside the United States.

7.3 The Supplement 1 Benefit under Section 7.1 would reference the non-US defined benefit or defined contribution plans similar to the Retirement Plan or the Thrift Plan as the case may be.



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

                     ARTICLE VIII - AMENDMENT OR TERMINATION

8.1 The Company intends Supplement 1 to be permanent, but it reserves the right to modify, amend, revise or terminate Supplement 1 when in, it its sole discretion, such action is advisable. No plan modification, amendment, revision or termination, however, shall reduce or eliminate a Participant's benefit under Supplement 1 which is accrued on the date prior to the effective date of such modification, amendment, revision or termination, unless such Participant gives his or her written consent. Such protected accrued benefit shall be calculated as though the Participant terminated employment on the day prior to the effective date of any such amendment or plan termination. Any modification, amendment, revision to or termination of Supplement 1 shall be made pursuant to a resolution of the Board, unless such authority has been delegated to an employee of the Company, and shall specify the effective date of such action.

8.2 The Company shall notify all Participants in writing of any material modification, amendment, revision or termination of Supplement 1.

                           ARTICLE IX - ADMINISTRATION



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

9.1 The Plan Administrator, as designated by the Board, shall be responsible for the general operation and administration of Supplement 1, and thus shall have absolute and full power, discretion and authority to interpret, construe and administer Supplement 1 and to take any action thereunder, including without limitations, to resolve any ambiguities and omissions in the Plan and to determine all issues arising in connection with administration, interpretation, and application of Supplement 1. The Plan Administrator's actions and determinations shall be final, conclusive and binding on all persons. Notwithstanding the above, after a Change of Control as defined in the Company's Separation Pay Plan such authority to interpret, construe and administer Supplement 1 may be the responsibility of a third party trustee, if so designated by the Company, in connection with Supplement 1 or in connection with the establishment of a grantor trust to secure the benefits provided by Supplement 1.

9.2 All provisions set forth in the Company's Qualified Plans with respect to the administrative powers and duties of the Company and procedures for filing claims shall also be applicable with respect to Supplement 1. The Plan Administrator, in administering Supplement 1, shall be entitled to rely conclusively upon the tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, comptroller, counsel or other person employed or engaged by the Company with respect to Supplement 1 and/or its Qualified Plans.

9.3 The Supplement 1 Plan Administrator shall have the power to adopt guidelines necessary and advisable to implement, administer and interpret Supplement 1 or to transact its business. Guidelines so adopted shall be binding upon any person having an interest in or under Supplement 1.



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

9.4 The Company shall indemnify and hold harmless agents administering Supplement 1 against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to Supplement 1, except in the case of gross negligence or willful misconduct.

9.5 Decisions made by the Plan Administrator with respect to all issues and claims relative to Supplement 1 will be final, conclusive and binding on all persons having an interest in or under Supplement 1.

                            ARTICLE X - MISCELLANEOUS

10.1 Participants and their beneficiaries, heirs and successors under this Supplement 1 shall have solely those rights of an unsecured creditor of the Company. Except to the extent otherwise provided in a trust established by the Company to pay Supplement 1 benefits, as described in
        Section 10.2, no assets of the Company shall be held in trust for the Participant, their beneficiaries, heirs and successors, nor shall any assets be considered security for the performance of delegations of the Company and said assets shall at all times remain unrestricted general assets of the Company. Supplement 1 is intended to constitute an excess benefit/top hat plan under ERISA and as such the Company's obligation under Supplement 1 shall be an unsecured and unfunded promise to pay benefits at a future date.

10.2 The Company may, in its sole discretion, contribute assets to a trust fund in order to pay some or all benefits to Participants and their beneficiaries, heirs and successors. However, no funds or assets shall be segregated or physically set aside with respect to the Company's obligations under Supplement 1 in a manner which would cause Supplement 1 to be "funded" for ERISA purposes. Supplement 1 shall be maintained to provide supplemental retirement benefits for a select group of management and highly compensated employees. Any Participant's account under Supplement 1 is maintained solely for record-keeping purposes and is not to be construed as funded for tax or ERISA purposes. If the Company establishes a trust fund in connection with Supplement 1, the assets of such trust fund shall be subject to the claims of the Company's general creditors in the event the Company becomes insolvent.

10.3 Except as otherwise expressly provided herein, all terms and conditions of the Retirement Plan applicable to a Retirement Plan Benefit shall also be applicable to a Supplement 1 Retirement Benefit and all terms and conditions of the Thrift Plan applicable to a Thrift Plan Benefit shall also be applicable to a Supplement 1 Thrift Benefit. Nothing in Supplement 1 shall be construed in any way to modify, amend or affect the terms and provisions of either the Retirement Plan or the Thrift Plan.

10.4 Nothing contained in this document shall constitute a guaranty by the Affiliated Group or any other entity or person that the assets of the Affiliated Group will be sufficient to pay any benefit hereunder. Moreover, no Participant or beneficiary shall have any right to a benefit under Supplement 1, except in accordance with the terms of Supplement 1 as set forth herein. Establishment of Supplement 1 shall not be construed to give any Participant the right to be retained in the service of the Affiliated Group or to interfere with the right of the Affiliated Group to discharge any Participant.

10.5 Except as may otherwise be required by law, no distribution or payment under Supplement 1 to any Participant, beneficiary, heirs and successors shall be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to do so shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any person to whom a benefit is payable hereunder has been judicially declared incompetent by reason of physical or mental disability or is a minor, distribution of the Supplement 1 benefits shall be made to a duly appointed guardian, or other legal representative. Such payment shall completely discharge the Company's obligations and liabilities under Supplement 1.

10.6 Each Participant may designate a beneficiary and alternate beneficiaries with respect to such Participant's Supplement 1 Benefit by filing with the Affiliated Group a Company-approved form listing the names and addresses of such beneficiaries and alternate beneficiaries.

10.7 If the Company is unable to make payment to any Participant or other person to whom a Supplement 1 payment is due because it cannot ascertain the identity or whereabouts of such Participant or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment due mailed to the last known address of such Participant or other person as shown on the Affiliated Group records), such payment and all subsequent payments otherwise due to such Participant or other person shall be forfeited thirty-six (36) months after the date such payment first became due. Such payment and any subsequent payment, however, shall be reinstated retroactively, no later than sixty (60) days after the date on which the Participant or person is identified or located.

10.8 Supplement 1 shall be binding on the parties hereto, Affiliated Group and Participant, their beneficiaries, heirs, executors, administrators and successors in interest. If any provision of Supplement 1 is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof and this plan shall be construed and enforced as if such provision had not been included.

10.9 The Company may deduct from all amounts payable or accrued under Supplement 1 any taxes (including, without limitation, federal state and local income taxes and FICA taxes) required to be withheld by any government or governmental agency. If it shall be determined by the taxing authorities of the United States or any political subdivisions thereof that any portion of the Supplement 1 Benefits hereunder are includable in the Participant's gross income prior to the time such amount would be required to be distributed or paid under the terms of Supplement 1, then the Company shall have the discretion to pay to the Participant or his or her designated beneficiary that portion of the benefit so includable in income. All other Supplement 1 Benefits will continue to be subject to the terms of Supplement 1.

10.10 The Company shall provide to each Participant an annual accounting setting forth such Participant's accrued benefit/total account under Supplement 1.

10.11 Wherever so used in this plan, the masculine shall include the feminine and the singular shall include the plural and the plural the singular wherever the person or entity or context shall plainly so require.

10.12 The provisions of Supplement 1 shall be construed, administered and governed under applicable Federal law and the laws of the State of New York.


                                    EXHIBIT A

In addition to the participants of the Retirement Plan and the Thrift Plan, pursuant to Sections 1.10 and 2.1, the participants of the following Qualified Plans have been designated by the Plan Administrator to be eligible for Supplement 1:

1.  American Overseas Petroleum Limited

2.  Caltex

3.  Caltex Petroleum Inc.

4.  Equilon LLC

5.  Equiva LLC

6.  Equiva Services LLC

7.  Equiva Trading LLC

8.  Fuel & Marine Marketing LLC

9.  Motiva LLC

10. Star Enterprise